UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2011

WASTE CONNECTIONS, INC.
 (Exact name of registrant as specified in its charter)

DELAWARE	1-31507	94-3283464
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2295 Iron Point Road, Suite 200, Folsom, CA	95630
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (916) 608-8200

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01 Entry into a Material Definitive Agreement.

The information required by this Item 1.01 is incorporated herein by reference to Item 2.03 of this Current Report.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On July 11, 2011, Waste Connections, Inc. and certain of its subsidiaries, as borrowers, entered into a new Amended and Restated Credit Agreement with Bank of America, N.A. and the other banks and lending institutions party thereto, as lenders, Bank of America, N.A., as administrative agent, and J.P. Morgan Chase Bank, N.A. and Wells Fargo Bank, National Association, as co-syndication agents.

Our new credit agreement is comprised of a $1.2 billion revolving credit facility which matures on July 11, 2016.  We have the ability under the new credit agreement to increase commitments from $1.2 billion to $1.5 billion, subject to conditions including that no default, as defined in the new credit agreement, has occurred, although no existing lender has any obligation to increase its commitment. We used proceeds from the new credit agreement in order to refinance our previous $845 million credit agreement, which had a maturity of September 27, 2012.  As a result of the refinancing of our previous credit facility, we currently have approximately $587.3 million of outstanding obligations under our new credit agreement, including letters of credit.

Under the new credit agreement, there is no maximum amount of standby letters of credit that can be issued; however, the issuance of standby letters of credit reduces the amount of total borrowings available. The new credit agreement requires us to pay a commitment fee ranging from 0.200% per annum to 0.350% per annum of the unused portion of the facility. The borrowings under the new credit agreement bear interest, at our option, at either the base rate plus the applicable base rate margin on base rate loans, or the LIBOR rate plus the applicable LIBOR margin on LIBOR loans. The base rate for any day is a fluctuating rate per annum equal to the highest of: (1) the federal funds rate plus one half of one percent (0.500%); (2) the LIBOR rate plus one percent (1.000%), and (3) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The LIBOR rate is determined by the administrative agent pursuant to a formula in the new credit agreement. The applicable margins under the new credit agreement vary depending on our leverage ratio, as defined in the credit agreement, and range from 1.150% per annum to 2.000% per annum for LIBOR loans and 0.150% per annum to 1.000% per annum for base rate loans. The interest rate applicable under the new credit agreement is currently the LIBOR rate plus 1.400% per annum, a 0.775% per annum increase in the corresponding interest rate under our previous credit agreement. The borrowings under the new credit agreement are not collateralized.

The new credit agreement contains representations and warranties and places certain business, financial and operating restrictions on us relating to, among other things, indebtedness, liens and other encumbrances, investments, mergers and acquisitions, asset sales, sale and leaseback transactions, and dividends, distributions and redemptions of capital stock. The new credit agreement requires that we maintain specified financial ratios. We expect to use the new credit agreement for acquisitions, capital expenditures, working capital, standby letters of credit and general corporate purposes.

Several of the banks that are parties to our new credit agreement, including their predecessors and affiliates, have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services for us and our subsidiaries, for which the banks have received, and may in the future receive, customary compensation and reimbursement of expenses.

The above description of our new credit agreement does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Credit Agreement, which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ending September 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WASTE CONNECTIONS, INC.
(Registrant)

Date: July 12, 2011

BY: /s/ Worthing F. Jackman
Worthing F. Jackman,
Executive Vice President and Chief Financial
Officer